Exhibit 10.7

November 24, 2010

Michael P. Oliver
San Diego, California 92127

Dear Michael:

I am pleased to offer you a position with SpectraScience, Inc. (the “Company”), as its Chief Executive Officer. If you decide to join us, you will receive an annual salary of $225,000, which will be paid weekly in accordance with the Company’s normal payroll procedures. In addition you will be paid cash bonuses of $25,000 upon the signing of a distribution agreement between the Company and [a distribution agreement with a large strategic partner], and an additional $50,000 upon the signing of a distribution agreement between the Company and [a distribution agreement with a large strategic partner] for the EMEA market. As an employee, you will also be eligible to receive certain employee benefits as described in the SpectraScience, Inc. Employee Handbook. As an additional benefit, the Company will pay your family’s health insurance premiums. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

In addition, if you decide to join the Company, it will be recommended at the first meeting of the Company’s Board of Directors following your start date that the Company grant you an option to purchase 3,300,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. 25% of the shares subject to the option shall vest 12 months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the SpectraScience, Inc. Amended 2001 Stock Plan, including vesting requirements. This is subject to approval by the Board of Directors. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

Exhibit 10.7

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Employee Handbook, a copy of which is included with this offer letter.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be November 29, 2010. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chairman of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by November 29, 2010.

We look forward to your favorable reply and to working with you at SpectraScience, Inc.

Sincerely, /s/ Mark McWilliams . Mark McWilliams Chairman

Agreed to and accepted:

Signature: /s/ Michael P. Oliver                      .

Printed Name: Michael P. Oliver

Date: November 24, 2010